Exhibit 10.26

EXECUTION VERSION

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE AND SALE AGREEMENT

between

VISTRA OPERATIONS COMPANY LLC

and

CIPHER MINING TECHNOLOGIES INC.

dated as of

June 28, 2021

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of June 28, 2021 is entered into between Vistra Operations Company LLC, a Delaware limited liability company (“Seller”) and Cipher Mining Technologies Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller’s Affiliate, [***] (“[***]”) owns and operates a 1,054 megawatt natural gas fired electric generating facility located in [***], Texas (the “[***] Plant”);

WHEREAS, Buyer and Seller’s Affiliate, Luminant ET Services Company LLC (“Luminant”) have entered into that certain Power Purchase Agreement, dated June 23, 2021 (the “PPA”), pursuant to which Luminant desires to sell and deliver to Buyer at the Point of Delivery Energy produced by the [***] Plant;

WHEREAS, contemporaneously with the execution of this Agreement, [***] and Buyer have entered into that certain Lease Agreement (the “Lease Agreement”), pursuant to which [***] will lease the Premises to Buyer;

WHEREAS, [***] intends to enter into an Engineering, Procurement and Construction Agreement with [***] Engineering Company, Inc. (the “EPC Contractor”, and such agreement, including any limited notice to proceed for the Interconnection Electric Facilities, the “EPC Agreement”) pursuant to which the EPC Contractor will construct, develop and install the Interconnection Electric Facilities (as defined below);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interconnection Electric Facilities, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth herein, on the Business Day following Final Completion (as defined in the EPC Agreement) (the “Closing Date”), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in a new 345/34.5 kV electrical substation and associated equipment to be located at the Interconnection Electric Facilities Premises, as more particularly described in Schedule A (which Schedule may be updated by Seller prior to the Closing Date consistent with the EPC Agreement) (the “Interconnection Electric Facilities”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance. On the Closing Date, the parties shall execute a bill of sale in the form of Exhibit A hereto and such other customary instruments of sale, transfer, assignment and conveyance in form and substance reasonably satisfactory to the parties, as may be required to give effect to this Agreement. If the closing of the Merger Transaction has not occurred on or before August 31, 2021, then Seller may terminate this Agreement effective upon notice to Buyer, unless such condition has been waived in writing by Seller. If Seller

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

terminates this Agreement pursuant to the foregoing sentence, Buyer shall be liable for all out-of-pocket costs and expenses incurred by Seller or its Affiliates pursuant to the EPC Agreement and Seller shall have the right to exercise all rights and remedies with respect to the Interconnection Electric Facilities Collateral, including applying the Interconnection Electric Facilities Collateral against such liability. The final, as-built drawings for the Interconnection Electric Facilities will be provided by Seller to Buyer promptly following receipt of such drawings by Seller from the EPC Contractor.

(b) Unless an extension is agreed to in writing by the parties, if the Closing Date has not occurred on or prior to July 31, 2022 (such date, as may be extended pursuant to Section 1.01(e), “Outside Date”), within five (5) Business Days of the Outside Date, Buyer may elect in writing to have Seller or its Affiliates cause [***] to assign the EPC Agreement to Buyer (the “EPC Agreement Assignment”). Upon such election (i) Seller or its Affiliates will cause the EPC Agreement Assignment to occur; (ii) Buyer will reimburse Seller for all documented out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with the EPC Agreement by wire transfer of immediately available funds to an account specified in writing by Seller; (iii) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Interconnection Electric Facilities in its “as-is” condition at the Outside Date; and (iv) Buyer shall assess the work required to complete construction of the Interconnection Electric Facilities and use commercially reasonable efforts to complete such construction within twelve (12) months of the Outside Date (the “Buyer Completion Deadline”, and the actual date of completion, the “Buyer Completion Date”). On the date of such sale to Buyer pursuant to this Section 1.01(b), the parties shall execute a bill of sale in the form of Exhibit A hereto and such other customary instruments of sale, transfer, assignment and conveyance in form and substance reasonably satisfactory to the parties, as may be required to give effect to this provision.

(c) If (i) the Closing Date has not occurred by the Outside Date, (ii) Seller’s or its Affiliates’ intentional breach of the EPC Agreement is the direct cause of such failure, and (iii) Buyer does not elect the EPC Agreement Assignment, within ten (10) Business Days of the Outside Date, Buyer may elect to engage a third party contractor (“Third Party Contractor”) to complete construction of the Interconnection Electric Facilities. If Buyer elects to engage a Third Party Contractor, (w) Buyer will reimburse Seller for all documented out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with the EPC Agreement (which amount and supporting documentation shall be provided in writing to Buyer) by wire transfer of immediately available funds to an account specified in writing by Seller (the “Seller Reimbursed Costs”), (x) Seller will pay to Buyer as liquidated damages an amount equal to (A) the Seller Reimbursed Costs plus (B) the amount Buyer is contractually required to pay to the Third Party Contractor in order to complete construction of the Interconnection Electric Facilities (which amount and supporting documentation shall be provided in writing to Seller) minus (C) the amount equal to the purchase price of the Interconnection Electric Facilities plus accrued interest under the EPC Agreement, if positive, (y) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Interconnection Electric Facilities in its “as-is” condition at the Outside Date; and (z) Buyer shall assess the work required to complete construction of the Interconnection Electric Facilities and use commercially reasonable efforts to complete such construction by the Buyer Completion Deadline. On the date of such sale to Buyer pursuant to this Section 1.01(c), the parties shall execute a bill of sale in the form of Exhibit A hereto and such other customary instruments of sale, transfer, assignment and conveyance in form and substance reasonably satisfactory to the parties, as may be required to give effect to this provision.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(d) In the event construction of the Interconnection Electric Facilities is not completed by the Buyer Completion Deadline, Buyer will, and Seller will cause its Affiliates to, negotiate in good faith to amend the MWh Rate in the PPA to reflect a commercially reasonable price of Energy at the time of completion of construction of the Interconnection Electric Facilities.

(e) The Outside Date (i) shall be extended by the number of days that the Guaranteed Substantial Completion Date is extended pursuant to the terms and conditions of the EPC Agreement as a result of a Force Majeure Event and (ii) may be extended by Seller until April 30, 2023 if the failure to achieve Final Completion relates to any critical component or equipment for the Interconnection Electric Facilities, including the transformer, 345-kV breaker, support steel or switches.

Section 1.02 Purchase Price. Following the Closing Date, in the event the EPC Agreement Assignment has not occurred pursuant to Section 1.01(b) and the Interconnection Electric Facilities have not been transferred pursuant to Section 1.01(c), Buyer shall pay Seller for the Interconnection Electric Facilities in accordance with the timing and amounts (such amounts, in the aggregate, the “Purchase Price”) set forth on Exhibit B attached hereto. With respect to any change order for the Interconnection Electric Facilities requested by Buyer, all costs and expenses of such change order shall be the sole responsibility and liability of Buyer. With respect to any other change orders for the Interconnection Electric Facilities, (i) Seller shall be responsible and liable for the first five percent (5%) of the aggregate costs and expenses of such change orders, (ii) Buyer shall be responsible and liable for the next five percent (5%) of the aggregate costs and expenses of such change orders and (iii) Buyer and Seller shall evenly share responsibility and liability for all remaining costs and expenses of such change orders. Seller shall recalculate Exhibit B to reflect all costs and expenses of such change orders that Buyer is responsible and liable for and Seller shall update Exhibit B accordingly. On each “Payment Date” set forth on Exhibit B, Buyer shall pay Seller the “Payment Amount” set forth on Exhibit B that corresponds to such “Payment Date”, by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Seller to Buyer in advance of such “Payment Date”. For the avoidance of doubt, Buyer shall be responsible for all operation and maintenance expenses relating to the Interconnection Electric Facilities, including expenses relating to NERC reporting, maintenance of the Interconnection Electric Facilities pursuant to the Original Equipment Manufacturer (the “OEM”) manual, oil and fluid testing pursuant to the OEM specifications, and maintenance of the fence and grounds of the Interconnection Electric Facilities.

Section 1.03 Security Interest.

(a) The parties acknowledge and agree that, prior to the date hereof, Buyer has provided security in the form of a cash deposit into a segregated account of Seller or one of its Affiliates in the amount of Four Hundred Thousand Dollars ($400,000.00). No later than three (3) Business Days after the date hereof, Buyer will provide security in the form of cash or a Letter of Credit in the amount of One Million One Hundred Thirty One Thousand Five Hundred Ten Dollars ($1,131,510.00). No later than three (3) Business Days after Buyer receives notice from Seller that Seller or one of its Affiliates has executed the EPC Agreement, Buyer will provide security in the form of cash or a Letter of Credit in the amount of One Million Five Hundred Thirty One Thousand Five Hundred Ten Dollars ($1,531,510.00) (the amount of security in the preceding two sentences, together with the amount of security reflected in this sentence, collectively, the “Interconnection Electric Facilities Cash Collateral”). In addition, the Buyer will give the Seller a first lien on the Interconnection Electric Facilities (the “Equipment Collateral”, together with the Interconnection Electric Facilities Cash Collateral, the “Interconnection Electric Facilities Collateral”). The amount of the Interconnection Electric Facilities Cash Collateral will decrease by 20% after each year of the PPA.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(b) Effective at the dates specified in Section 1.03(a) with respect to Interconnection Electric Facilities Cash Collateral (as applicable), Buyer hereby grants Seller a present and continuing security interest, and lien on (and right of setoff against), and collateral assignment of, the Interconnection Electric Facilities Cash Collateral to the extent provided in the form of cash and with respect to any proceeds of a Letter of Credit. Effective on the Closing Date, Buyer hereby grants Seller a present and continuing security interest, and lien on (and right of setoff against), and collateral assignment of, the Equipment Collateral. On or prior to the Closing Date, Buyer and Seller will enter into the Security Agreement in the form attached hereto as Exhibit C. If Buyer does not pay the “Payment Amount” in accordance with the terms of Section 1.02 or otherwise breaches or defaults under this Agreement, then the Seller may: (A) in respect to the Interconnection Electric Facilities Cash Collateral (i) exercise any rights and remedies available to the Seller, including any such rights and remedies under law then in effect; (ii) exercise its rights of setoff against any and all Interconnection Electric Facilities Cash Collateral; and (iii) draw on any outstanding Letter of Credit issued for its benefit, in each case, free from any claim or right of any nature whatsoever of the Buyer; and (B) in respect to the Equipment Collateral, exercise any and all rights and remedies as a secured party. The Seller shall apply the proceeds of the Interconnection Electric Facilities Collateral realized upon the exercise of any such rights or remedies to reduce the Buyer’s obligations under this Agreement (the Buyer remaining liable for any amounts owing to the Seller after such application), subject to the Seller’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full. In the event (i) the Closing Date has not occurred by the Outside Date, (ii) Buyer has made an election pursuant to Section 1.01(b) or Section 1.01(c) (as applicable), and (iii) Buyer has complied with and fulfilled all of its obligations pursuant to Section 1.01(b) or Section 1.01(c) (as applicable), including all payment obligations thereunder, the security interest granted hereby with respect to the Interconnection Electric Facilities Cash Collateral shall terminate and all rights with respect to the Interconnection Electric Facilities Cash Collateral shall revert to Buyer.

(c) Costs of a Letter of Credit shall be borne by the applicant for such Letter of Credit. In the event Buyer posts a Letter of Credit as collateral, such Letter of Credit shall be in a form reasonably acceptable to the Seller, valid for a period of at least one year from issuance, and in an amount not less than the then-applicable amount of the Interconnection Electric Facilities Cash Collateral as may be modified pursuant to this Section 1.03. Unless such obligations are waived by the beneficiary, a Letter of Credit must state that the issuing bank shall renew such letter automatically for successive one-year periods. The Buyer shall cause the renewal, extension, or replacement of any Letter of Credit, as applicable, at least thirty (30) Days before expiration or at least five (5) Business Days following a downgrade of the issuing bank such that it no longer qualifies to issue a Letter of Credit, as such rating threshold is described in the definition of “Letter of Credit”. If Buyer has not caused the renewal, extension, or replacement of a Letter of Credit by the time limits provided above, then the Seller shall have the right to draw upon the undrawn amount under the Letter of Credit. In the event that the Seller draws on any portion of the Letter of Credit, the Buyer shall replenish such Interconnection Electric Facilities Collateral up to the amount required by this Section 1.03 within five (5) Business Days after the Seller makes any draw thereon as authorized by this Agreement or the terms of such Letter of Credit.

(d) The parties acknowledge and agree that any continuing Event of Default (as defined in the PPA) shall constitute a breach and default by Buyer of its obligations pursuant to this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 1.04 Repurchase of Interconnection Electric Facilities. At the end of the Term (as defined in the Lease Agreement) (the “Repurchase Date”), Buyer shall sell, assign, transfer, convey and deliver to Seller, and Seller shall purchase from Buyer, all of Buyer’s right, title and interest in the Interconnection Electric Facilities free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance for the Interconnection Electric Facilities Repurchase Price. The “Interconnection Electric Facilities Repurchase Price” shall be determined as follows: Seller shall obtain bids for the Interconnection Electric Facilities from five (5) brokers unaffiliated with Seller reasonably acceptable to Buyer that are in the business of supplying electrical equipment in the secondary market, from which bids Seller shall discard the high and the low, and the Interconnection Electric Facilities Repurchase Price shall be an amount equal to the average of the remaining three (3) bids. Within thirty (30) days of the determination of the Interconnection Electric Facilities Repurchase Price, Seller shall pay the Interconnection Electric Facilities Repurchase Price to Buyer by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Buyer to Seller. On the Repurchase Date, the parties shall execute a bill of sale in the form of Exhibit A hereto and such other customary instruments of sale, transfer, assignment and conveyance in form and substance reasonably satisfactory to the parties, as may be required to give effect to this Agreement. For the period following the termination of the PPA and until the Repurchase Date, Buyer shall be liable for all transmission distribution utility charges associated with Buyer’s purchase of electricity from any other source.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct.

Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Seller; and Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Seller, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally.

Section 2.02 No Conflicts; Consents. The execution, delivery, and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary limited liability company action, and do not and will not: (i) require any consent or approval by any governing body of Seller, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to Buyer upon its request); (ii) violate any Applicable Law, or violate any provision in any formation documents of Seller, the violation of which could have a material adverse effect on the ability of Seller to perform its obligations under this Agreement; or (iii) result in a breach or constitute a default under Seller’s organizational documents, or under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

Section 2.03 Consents and Approvals; No Actions. Seller has obtained all permits, consents, approvals, licenses, authorizations, or other action required by any Governmental Authority authorizing Seller’s execution, delivery and performance of this Agreement and such permits, consents, approvals, licenses, authorizations, or other actions are in full force and effect. There are no actions, proceedings, claims, litigations or causes of action pending or, to the knowledge of Seller, threatened against or by Seller or their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct.

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Buyer; and Buyer has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Buyer except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to creditors’ rights generally.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance of its obligations under this Agreement by Buyer have been duly authorized by all necessary corporate action, and do not and will not: (i) require any consent or approval by any governing body of Buyer or any of its stockholders, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to Seller upon its request); (ii) violate any Applicable Law, or violate any provision in any formation documents of Buyer, the violation of which could have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement; or (iii) result in a breach or constitute a default under Buyer’s organizational documents, or under any agreement relating to the management or affairs of Buyer or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Buyer is a party or by which Buyer or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 3.03 Consents and Approvals; No Actions. Buyer has obtained all permits, consents, approvals, licenses, authorizations, or other action required by any Governmental Authority authorizing Buyer’s execution, delivery and performance of this Agreement and such permits, consents, approvals, licenses, authorizations, or other actions are in full force and effect. There are no actions, proceedings, claims, litigations or causes of action pending or, to the knowledge of Buyer, threatened against or by Buyer or their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.01 Public Announcements. Unless otherwise required by Applicable Law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party. To the extent this Agreement is filed by Buyer or its Affiliates with the Securities and Exchange Commission or the terms and conditions of this Agreement are disclosed publicly by Buyer or its Affiliates, Seller shall have the right to review and comment on such filing or disclosure prior to Buyer making such filing or disclosure.

Section 4.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of the Interconnection Electric Facilities.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 4.03 Further Assurances. Following the Closing Date, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 4.04 Confidentiality. Each party agrees not to disclose to a third party (other than a party’s outside counsel, consultants, accountants, lenders and prospective lenders, investors and prospective investors, prospective purchasers and other agents having a need to know, who agree to maintain the confidentiality of the information) or use for purposes other than related to this Agreement, any Proprietary Information, unless the receiving party obtains the prior written consent of the disclosing party. Without limiting the generality of the foregoing, each party shall observe the same safeguards and precautions with regard to Proprietary Information of the other party, which such party observes with respect to its own information of the same or similar kind. Notwithstanding the foregoing, either party may disclose any Proprietary Information that (a) becomes public information through no wrongful act of the receiving party; or that is provided to the receiving Party by a third party without restriction known to the receiving Party and without breach of this Agreement, or (b) the receiving Party is required to disclose to comply with any Applicable Law or in the case of Buyer, such information may be disclosed by Buyer in connection with any regulatory proceeding in its sole discretion. To the extent such Proprietary Information is required to be provided pursuant to Applicable Law, the party required to provide such Proprietary Information shall use commercially reasonable efforts to notify the other Party as soon as practicable and use commercially reasonable efforts to obtain a protective order.

Section 4.05 Right to Access. Following the execution of this Agreement and until the Closing Date, subject to Section 4.04 hereof, (a) without unreasonable disruption of Seller’s business and at reasonable times and on reasonable advance notice to Seller, Buyer has the right to access and inspect the Interconnection Electric Facilities; provided, that such access may be limited to the extent Seller reasonably determines, in light of the COVID-19 pandemic, that such access would jeopardize the health and safety of any of Seller’s representatives, agents or employees and (b) Seller shall provide Buyer written reports on the status of the construction of the Interconnection Electric Facilities on a monthly basis.

ARTICLE V

MISCELLANEOUS

Section 5.01 Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement, including their own counsel fees, and any transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

If to Seller:	Vistra Operations Company LLC Attn: Managing Counsel 6555 Sierra Drive, Irving, TX 75039 Email: contract_admin@luminant.com

with a copy to:	Greenberg Traurig, LLP Attn: Iskender H. Catto and Gregory Daddario MetLife Building, 200 Park Avenue New York, NY 10166 Email: cattoi@gtlaw.com and daddariog@gtlaw.com

If to Buyer:	Cipher Mining Technologies Inc. Attn: Chief Legal Officer 222 Purchase Avenue, #290, Rye, NY 10580 Email: william.iwaschuk@ciphermining.com

Section 5.03 “As-Is Where-Is” Sale . THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II AND ARTICLE III, NO PARTY OR ANY OTHER PERSON OR ENTITY MAKES, OR HAS BEEN AUTHORIZED TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE INTERCONNECTION ELECTRIC FACILITIES AND THE PARTIES DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY ANY PARTY OR ANY OTHER PERSON OR ENTITY. THE COVENANTS THAT DO NOT CONTEMPLATE PERFORMANCE AFTER THE CLOSING DATE AND REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND IN ANY DOCUMENT DELIVERED PURSUANT HERETO SHALL, IN EACH CASE, TERMINATE EFFECTIVE AS OF THE EARLIER OF THE CLOSING DATE OR THE TERMINATION OF THIS AGREEMENT, AND THEREAFTER THERE SHALL BE NO LIABILITY ON THE PART OF, NOR SHALL ANY CLAIM BE MADE BY ANY PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES IN RESPECT THEREOF. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

Section 5.04 Waiver.

(a) To the fullest extent permitted by Law, Buyer, on its behalf and on behalf of its trustees, affiliates, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, contractors, and agents (“Buyer Parties”) waives all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including attorneys’ fees and other professional fees (in law, equity, or otherwise) against Seller and its trustees, affiliates, members,

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

principals, beneficiaries, partners, officers, directors, shareholders, employees, contractors, and agents (“Seller Parties”) arising out of, knowingly and voluntarily assumes the risk of, and agrees that Seller Parties are not liable to any Buyer Parties for any of the following, EVEN IF THE CLAIMS ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF ANY SELLER PARTY:

(1) any injury or damage to person or property (including the resulting loss of use, economic losses and consequential or resulting damages of any kind from any cause) due to the condition or design of, or any defect in, the Interconnection Electric Facilities that exists now or occurs in the future;

(2) any injury or damage to person or property (including the resulting loss of use, economic losses, and consequential or resulting damages of any kind from any cause) due to the Interconnection Electric Facilities or related improvements or appurtenances being out of repair, or defects in the Interconnection Electric Facilities;

(3) any loss or damage caused by the acts or omissions of other persons at the Interconnection Electric Facilities (other than the Seller Parties); and

(4) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, order of governmental authority, and any other cause beyond the control of Seller.

(b) To the fullest extent permitted by Law, from and after the Repurchase Date, Seller, on its behalf and on behalf of the Seller Parties, waives all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including attorneys’ fees and other professional fees (in law, equity, or otherwise) against any of the Buyer Parties arising out of, knowingly and voluntarily assumes the risk of, and agrees that Buyer Parties are not liable to Seller Parties for any of the following, EVEN IF THE CLAIMS ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF ANY BUYER PARTY:

(1) any injury or damage to person or property (including the resulting loss of use, economic losses and consequential or resulting damages of any kind from any cause) due to the condition or design of, or any defect in, the Interconnection Electric Facilities that exists now or occurs in the future;

(2) any injury or damage to person or property (including the resulting loss of use, economic losses, and consequential or resulting damages of any kind from any cause) due to the Interconnection Electric Facilities or related improvements or appurtenances being out of repair, or defects in the Interconnection Electric Facilities;

(3) any loss or damage caused by the acts or omissions of other persons at the Interconnection Electric Facilities (other than the Buyer Parties); and

(4) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, order of governmental authority, and any other cause beyond the control of Buyer.

The provisions of Section 5.03 and Section 5.04 survive the expiration or earlier termination of this Agreement.

Section 5.05 Headings. Captions and headings used in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 5.06 Severability. In the event any of the terms, covenants, or conditions of this Agreement, its Exhibits or Schedules, or the application of any such terms, covenants, or conditions, shall be held invalid, illegal, or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants, and conditions of the Agreement and their application not adversely affected thereby shall remain in force and effect; provided, however, that Buyer and Seller shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the provision that is held invalid, illegal, or unenforceable with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.

Section 5.07 Entire Agreement. The terms and provisions contained in this Agreement constitute the entire agreement between Buyer and Seller with respect to the purchase and sale of the Interconnection Electric Facilities and shall supersede all previous communications, representations, or agreements, either verbal or written, between Buyer and Seller with respect to the purchase and sale of the Interconnection Electric Facilities. This Agreement may be amended, changed, modified, or altered, provided that such amendment, change, modification, or alteration shall be in writing and signed by both parties hereto.

Section 5.08 Successors and Assigns; Assignment. This Agreement, as it may be amended from time to time, shall be binding upon and inure to the benefit of the parties hereto and their respective successors-in-interest, legal representatives, and assigns permitted hereunder. Except as permitted in this Section 5.08, neither party shall assign this Agreement or any portion thereof, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, either party may, without the consent of the other party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of such party which affiliate’s creditworthiness is equal to or higher than that of such party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of the assigning party and whose creditworthiness is equal to or higher than that of such party.

Section 5.09 No Third-Party Beneficiaries. Nothing in this Agreement shall be construed to create any duty to or confer upon any person or entity any legal or equitable right, benefit or remedy, or create any standard of care with reference to, or any liability to, any person not a party to this Agreement.

Section 5.10 Waiver. The failure of either party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect.

Section 5.11 Governing Law; Venue. The interpretation and performance of this Agreement and each of its provisions shall be governed and construed in accordance with the laws of the State of Texas. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Texas, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in Dallas, Texas, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by applicable law.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Section 5.12 Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK, AND ALL SUCH PERSONS IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO, A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 5.12 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 5.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 5.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

Section 5.15 Relationship of Parties. This Agreement shall not be interpreted to create an association, joint venture, or partnership between the parties nor to impose any partnership obligation or liability upon either party.

Section 5.16 Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the PPA, Lease Agreement and EPC Agreement, as applicable.

Section 5.17 Rules of Construction. The words “include” and “including” and variations thereof will be deemed to be followed by the words “without limitation.” “or” is used in the inclusive sense of “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules,” and “Exhibits” are intended to refer to Articles or Sections of this Agreement and Schedules and Exhibits to this Agreement. Whenever used herein, the singular number will include the plural, the plural will include the singular, and the use of any gender will be applicable to both genders. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, including all addenda, exhibits, schedules or amendments thereto. Reference to any provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such provision.

[SIGNATURE PAGE FOLLOWS]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VISTRA OPERATIONS COMPANY LLC

By	/s/ Stephen J. Muscato
Name: Title:	Stephen J. Muscato EVP and Chief Commercial Officer

CIPHER MINING TECHNOLOGIES INC.

By	/s/ Tyler Page
Name: Title:	Tyler Page CEO

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Schedule A

Interconnection Electric Facilities

The Interconnection Electric Facilities at the [***] Power Plant ([***]) to provide the delivery of power to Buyer will consist of the following equipment and materials:

Structures and Equipment Civil Foundations listed as follows:

EXISTING [***] SWITCHING STATION:

•	One (1) 345-kV H-Frame Dead-end (Drilled Shaft Supported)

•	Five (5) 345-kV 1 Ph. Low Bus Supports (Drilled Shaft Supported)

•	One (1) 345-kV 3 Ph. Low Switch Support (Drilled Shaft Supported)

•	One (1) 345-kV Breaker (Drilled Shaft Supported)

•	One (1) Transclosure (Slab Supported)

•	One (1) Pad-mount SSVT (Slab Supported)

TRANSMISSION:

•	One (1) 345-kV Monopole Turning Structure (Drilled Shaft Supported)

GREENFIELD CIPHER Interconnection Electric Facilities:

•	One (1) 345-kV H-Frame Dead-end (Drilled Shaft Supported)

•	Four (4) 345-kV 1 Ph. High Bus Supports (Drilled Shaft Supported)

•	Three (3) 345-kV 1 Ph. Bi-Level Bus Supports (Drilled Shaft Supported)

•	Four (4) 345-kV 1 Ph. Low Bus Supports (Drilled Shaft Supported)

•	One (1) 345-kV 3 Ph. Low Switch Support (Drilled Shaft Supported)

•	One (1) 345-kV Breaker (Drilled Shaft Supported)

•	One (1) Transformer (Slab Supported)

•	One (1) 34.5-kV 3 Ph. Switch Support (Drilled Shaft Supported)

•	One (1) 34.5-kV Two-Feeder Capacity Distribution Bay (Drilled Shaft Supported)

•	One (1) 34.5-kV Two-Feeder Capacity Distribution Adder Bay (Drilled Shaft Supported)

•	Three (3) 34.5-kV Feeder Breakers (Slab Supported)

•	Three (3) 34.5-kV 3 Ph. Feeder/U.G. Riser Supports (Drilled Shaft Supported)

•	One (1) Control Enclosure (Drilled Shaft Supported)

•	Two (2) Control Enclosure Stairs (Slab Supported)

•	One (1) Station Lightning Mast (Drilled Shaft Supported.

•

One (1) transformer foundation concrete slab with oil containment basin sized for 100% of the oil volume of the equipment plus the 25-year/24-hour rainfall. The oil containment basin will consist of the SC-3900 Containment Wall System by Basic Concepts, Inc. consists of a synthetic liner and concrete masonry unit wall system with a passive hydrocarbon flow filter that allows water to escape the containment area. This system is a fully encapsulated wall system providing chemical resistant containment.

Interconnection Electric Facilities Components as follows:

EXISTING [***] SWITCHING STATION:

•	One (1) 345-kV 3Ph Disconnect Switch & Motor Operator (Switch Str mounted)

•	One (1) 345-kV 3 Ph Circuit Breaker

•	One (1) 345-kV 3Ph Disconnect Switch & Motor Operator (H-Frame mounted)

•	One (1) Transclosure

•	One (1) 345-kV H-Frame Dead-end structure

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

•	Five (5) 345-kV 1 Ph. Low Bus Support structure

•	One (1) 345-kV 3 Ph. Low Switch Support structure

•	One (1) 480VAC/240VAC Pad-mount SSVT

•	Three (3) 209-kV MCOV station class surge arresters (H-Frame mounted)

•	Eleven (11) 345-kV, 1300kV BIL station class post insulators for bus supports & H-Frame.

•	Eighteen (18) 345-kV, 1300kV BIL station class post insulators for disconnect switches.

•	Rigid bus and hardware. All 345-kV rigid bus shall be 4-inch schedule 80 Aluminum tube with 795kcmil ACSR dampening wire.

•	Jumper conductor and hardware. Bundled 2/phase 1590kcmil AAC installed for all series jumper connections. Single 1/phase 2000kcmil AAC installed for all EHV shunt jumper connections.

•	Grounding grid connections.

•

Station yard raceway system from the transclosure to equipment: newly installed yard pull-box. Final routes from pullbox to equipment to be schedule 40 PVC conduit direct buried below ground and rigid galvanized steel or liquid-tight flexible metallic conduit above ground.

•	Shielded cable for all cables runs inside the switching station and control building.

•

The [***] switchyard station service shall consist of two 50kVA SSVT feeds for primary and backup power. The primary source fed from the existing generation facility MCC to a designated location within the existing [***] switchyard. The backup source fed from the local utility distribution brought into the proximity of the station for continuation to the Transclosure AC Panel/Safety Disconnect Switch.

•	Yard lighting: LED fixtures with AC supply feed from the Transclosure AC panel.

•	Communications Fiber Optic cables between the CIPHER Interconnection Electric Facilities and [***] switching station.

TRANSMISSION:

•

345-kV Strain Insulators, dead-end bodies, conductor, and hardware for slack spans between the existing [***] switching station and the greenfield CIPHER Interconnection Electric Facilities. Bundled 2/phase 954kcmil ACSS/TW installed for all slack spans.

•	One OPGW and one 3/8 EHS shield wire per three phase slack span between the existing [***] switching station and the greenfield CIPHER Interconnection Electric Facilities.

GREENFIELD CIPHER Interconnection Electric Facilities:

•

One (1) each step down transformer, 345-KV to 34.5-KV, 222-MVA rated oil filled with all auxiliary equipment including oil coolers, fans, HV and LV surge arrestors mounted, bushings, instrumentation and controls, cables, electrical connectors, and junction boxes.

•	Three (3) 209-kV MCOV station class surge arresters (H-Frame mounted)

•	One (1) 345-kV 3-Ph Disconnect Switch & Motor Operator (H-Frame Str mounted)

•	Three (3) 345-kV 1-Ph CCVT’s (H-Frame Mounted)

•	One (1) 345-kV 3-Ph Disconnect Switch & Motor Operator (Low Switch Str mounted)

•	One (1) 345-kV 3-Ph Circuit Breaker

•	Three (3) surge arresters for the 345-kV transformer high-side (part of the transformer).

•	Twenty (20) 345-kV, 1300kV BIL station class post insulators for bus supports and H Frame.

•	Eighteen (18) 345-kV, 1300kV BIL station class post insulators for disconnect switches.

•	One (1) 34.5-kV 3-Ph Disconnect Switch (Switch Str mounted)

•	Three (3) 34.5-kV 1-Ph Bus PT’s (Distribution Bay Str mounted)

•	Fuses, fuse links and fused disconnects for 34.5-kV Bus PT’s and SSVT’s.

•	Three (3) 34.5-kV 3-Ph Feeder Circuit Breakers

•	Nine (9) 24.4-kV MCOV station class surge arresters (Distribution structure mounted)

•	Twenty-One (21) 34.5-kV, 200kV BIL station class post insulators for Distribution structure and Feeder Exit structures.

•	Three (3) surge arresters for the 34.5-kV transformer low-side (part of the transformer).

•	Eighteen (18) 34.5-kV 1-Ph hook-stick operated switches

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

•	One (1) 345-kV H-Frame Dead-end structure

•	Four (4) 345-kV 1 Ph. High Bus Support structures

•	Three (3) 345-kV 1 Ph. Bi-Level Bus Support structures

•	Four (4) 345-kV 1 Ph. Low Bus Support structures

•	One (1) 345-kV 3 Ph. High Switch Support structure

•	One (1) 34.5-kV 3 Ph. Switch Support structure

•	One (1) 34.5-kV Distribution Bay structure

•	One (1) 34.5-kV Distribution Adder Bay structure

•	Three (3) 34.5-kV 3 Ph. Feeder/U.G. Riser Supports structures

•	One (1) Shield Wire Pole

•	One (1) Control Building Enclosure

•	Junction Boxes for all secondary cabinets.

•

Rigid bus and hardware. All 345-kV rigid bus: 4-inch schedule 80 Aluminum tube with 795kcmil ACSR dampening wire. The 34.5-kV main rigid bus: 5-inch schedule 80 Aluminum tube with 795kcmil ACSR dampening wire. The 34.5-kV feeder rigid bus: 4-inch schedule 80 Aluminum tube with 795kcmil ACSR dampening wire.

•

Jumper conductors and hardware. 1590kcmil AAC installed for all series jumpers. Where EHV design is required, bundled 2/phase 1590 AAC welded jumpers will be installed. Where 4000A distribution level design is required, bundled 4/phase 1590 AAC bolted jumpers shall be installed. Where 2000A distribution level design is required, bundled 2/phase 1590 AAC bolted jumpers shall be installed. Single 1/phase 2000kcmil AAC shall be installed for all EHV shunt jumper connections. Single 1/phase 477kcmil AAC shall be installed for all non-EHV shunt jumper connections.

•	Grounding system designed using IEEE 80 and per any requirements based on the soil resistivity.

•

Lightning protection design based on the IEEE Rolling Sphere Method utilizing the lightning spikes and overhead shield wires at the H-Frame dead-end structures as well as any freestanding masts and 3/8 EHS shield wire(s).

•

Interconnection Electric Facilities yard raceway system design from the control enclosure to equipment utilizing cable trench with open bottom and removable covers. Final routes from trench to equipment to be schedule 40 PVC conduit direct buried below ground and liquidtight flexible metal conduit above ground.

•	Shielded cable for all cables run inside the Interconnection Electric Facilities and control building.

•

The switchyard station service consisting of two (2) 34.5/19.22-kV Station Service Transformers for primary and backup station power. The primary source will be fed from Transformer #1 low-side. The backup source will be fed from the local utility distribution brought into the proximity of the Interconnection Electric Facilities for continuation from the safety disconnect switch.

•	Yard lighting: LED fixtures with AC supply via control enclosure AC panel.

Control Enclosure

Control enclosure: complete with foundation, structural, HVAC, lighting, electrical, grounding,

cable trays, and also including the following major components:

GREENFIELD CIPHER Interconnection Electric Facilities:

•	125VDC independent DC system including 150 amp-hour (60 cell) batteries, 16 amp battery charger, and fused battery disconnect switch.

•	One (1) 240/120V single-phase AC system including station service fused disconnect switches, and automatic transfer switches.

•	One (1) Transformer protection panel with primary and secondary relays, utilizing SEL- 487E primary and SEL-387E backup.

•	One (1) Feeder control/protection panel with one SEL-351S per feeder (three total) and SEL-735 SCADA meter.

•	One (1) communication/RTU rack.

•	The control enclosure shall have the capacity for the addition of four future panel spaces.

Transclosure

•	Switching station control enclosure: Control enclosure will be complete with foundation, structural, HVAC, lighting, electrical, grounding, cable trays with the following major components:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

EXISTING [***] SWITCHING STATION:

•	125VDC independent DC system including batteries, battery charger, and battery disconnect switch.

•	Amp-hour rating of batteries to be determined during detailed design.

•	One (1) 240/120V single-phase AC system including station service fused disconnect switches, and automatic transfer switch.

•	One (1) Line protection panel with primary and secondary relays, utilizing SEL-411L primary relays and SEL-311L backup relays using step distance protection.

•	One (1) communication/RTU rack with two fiber patch panels.

Network Integration & Automation

•	Patch panels assigned for telecom fiber.

•	Fiber routes between the dead-end structures and the communications cabinet at CIPHER Interconnection Electric Facilities and v switching station.

•	Fiber routes within control houses and Interconnection Electric Facilities yard at CIPHER and [***] switching station.

•	Splices for fiber cables.

•	Terminations of fibers at fiber optic patch panels.

•	Terminations of fibers at SB01 splice enclosures.

•	New fiber patch cables for new equipment.

•	Serial and fiber communication between new relays with new and existing RTUs.

•	Serial to fiber transceivers for communications between the CIPHER Interconnection Electric Facilities RTU and SEL-3530 RTAC-B2 RTU in the [***] switching station.

•	Serial to fiber transceivers for communications between the SEL-311L and SEL- 411L relays in the transclosure and [***] switching station’s SEL-3530 RTAC-B2 RTU.

•	Serial communication cable routes at the CIPHER Interconnection Electric Facilities for devices connected to the SEL-3530 RTAC RTU.

•

Configured relay communication settings for communication with the SEL-3530 RTAC at the CIPHER Interconnection Electric Facilities and the SEL-3530 RTAC-B2 at the [***] switching station. Commissioning testing provided.

•	Updated configuration of the existing SEL-3530 RTAC-B2 RTU in the [***] switching station to receive data from SEL-311L, SEL-411L, and SEL-3530 RTAC at the CIPHER Interconnection Electric Facilities.

Drawings/Documentation

a.	Relay one line
b.	Electrical arrangement
c.	Foundation layout
d.	Rigid bus analysis
e.	Major Equipment bill of materials
f.	Lightning shielding calculations
g.	Lighting calculations
h.	AC and DC load calculations, battery, and battery charger sizing calculations
i.	Control building layout
j.	Panel elevations and bill of materials
k.	Station phasing diagram
l.	Shield wire sag / tension calculations
m.	Site grading drawings
n.	Foundation layout
o.	Oil containment drawing
p.	Steel Structure Exhibits
q.	Rigid bus analysis
r.	Electrical elevation views with item callouts

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

s.	Electrical bill of materials
t.	Lightning shielding calculations and coverage drawing
u.	Lighting drawing
v.	Ground grid layout
w.	Ground grid calculations
x.	Conduit layout and schedule
y.	Cable trench layout
z.	Conduit fill calculations

aa.	Below grade bill of materials

bb.	AC and DC load calculations, battery, and battery charger sizing calculations
cc.	Voltage drop calculations.

dd.	Control building layout

ee.	Panel elevations and bill of materials

ff.	Schematics and wiring drawings based on relay one line.

gg.	Relay communication block diagram and schematic drawings

hh.	Cable schedule
ii.	Electrical connection details

jj.	Grounding connection details

kk.	Foundation detail drawings

ll.	Foundation design calculations
mm.	Conduit details

nn.	Equipment vendor drawings

oo.	Control building vendor drawings, including HVAC calculations and final bill of

pp.	materials

qq.	Structural calculations for standard shape structures (see optional scope

rr.	below)

ss.	Panel wiring drawings.

tt.	Outdoor equipment connection diagrams

uu.	ii. RTU SCADA points list

vv.	RTU programming file

ww.	Transformer drawings
xx.	Close out documentation and as-builts.

yy.	Protection Relay Settings

zz.	Equipment O&M documents as provided by equipment suppliers.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

Bill of Sale

See attached.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

Payment Schedule1

[***]

[1]

The Payment Schedule assumes a target Closing Date of April 30, 2022. On or prior to the Closing Date, the Parties will amend the Payment Schedule using the same methodologies and calculations used to calculate the Payment Schedule included herein to reflect the actual Closing Date, changes in Seller COD, ramp up of load and taxes for the Interconnection Electric Facilities.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

Security Agreement